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                                                               EXHIBIT 11


                             The Centris Group, Inc.

                        Computation of Earnings Per Share

The computation of per share income is based upon the weighted average number of common and common equivalent shares outstanding during each of the quarters and nine-month periods ended September 30 as follows:

                             (Dollars in Thousands)


                                                                   Quarter Ended          Nine Months Ended
                                                                   September 30              September 30
                                                                   ------------              ------------
                                                                 1997         1996         1997         1996
                                                                 ----         ----         ----         ----
Net Income                                                     $4,026       $3,709      $11,434      $11,102
                                                               ======       ======      =======      =======


Weighted average shares outstanding during the period           5,990        5,878        5,972        5,850

Common stock equivalent shares                                    146          109          126          120
                                                               ------       ------      -------      -------

Common and common stock equivalent shares
outstanding for purposes of calculating income
per share                                                       6,136        5,987        6,098        5,970

Incremental shares to reflect full dilution                       ---           39           15           28
                                                                  ---       ------       ------      -------

Total shares for purpose of calculating fully
diluted income per share                                        6,136        6,026        6,113        5,998
                                                                =====        =====        =====        =====

Net income per common and common
equivalent share                                                $0.66       $ 0.62        $1.88       $ 1.86
                                                                =====       ======        =====       ======


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